EXHIBIT 99.1

Greystone Logistics Corrects Previously Reported Unaudited Results for Quarter Ended May 31, 2010

TULSA, OK – (Market Wire) – August 31, 2010 – Greystone Logistics, Inc. (OTC BB:GLGI.OB – News), announced today it was correcting previously announced preliminary unaudited results for the quarter ending May 31, 2010.  This press release corrects and restates in its entirety Greystone's earlier press release dated July 14, 2010.

Operating profit for the 4th quarter was $705,137 with a net income before preferred dividends and income attributable to non-controlling interest of $505,517.  Net income available to common after preferred dividends was $404,434 or $.015 per share. Greystone's EBITDA (earnings before interest (including preferred dividends), income taxes, depreciation and amortization) for the quarter ended May 31, 2010 was $950,664.

"I am happy to report a fine fourth quarter to our shareholders to end our corporate year. Sustainability and the use of recycled plastic pallets and recycled resin is increasing at a rapid pace," said Warren Kruger, CEO of Greystone Logistics. Kruger continued, "Our company is well positioned in space we understand and the diligence of our dedicated employees to the success of the firm for the benefit our shareholders and their company is showing. We are seeing an increase in sales in our pallets and our recycled resin sales are in line with previously announced expectations."

Greystone Logistics is a rapidly growing manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells and leases high quality plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer product industries. Greystone's technology, including that used in its injection molding equipment, proprietary blend of recycled petrochemical resins and patented pallet designs, allow production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-K for the fiscal year ended May 31, 2009. For additional information in relation to Greystone and its products see Form 10-Q for the quarterly period ended February 28, 2010.

Non-GAAP Financial Measure

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.
Condensed Consolidated Statements of Operations

Three Months Ended May 31, 2010

Sales	$5,059,787

Gross Profit	1,315,081

Operating Profit	703,137

Net Income	505,517

Preferred Dividends	(81,028)

Income to Non-Controlling Interest	(20,055)

Net Income to Common Shareholders	404,434

Per Share of Common Stock,
Basic and Diluted	(0.015)

Average Shares of Common Outstanding	26,111,201

Supplemental Statistical Information

Net Income to Common Shareholders	$404,434
Add Back:
Interest expense, including preferred dividends	287,387
Provision for income taxes	—
Depreciation and amortization	258,843

EBITDA (A)	$950,664

(A) EBITDA represents income before income taxes plus interest, depreciation and amortization.  The Company has included preferred dividends with interest expense.  The EBITDA presented above while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:
     Contact:
     CONTACT:
     Warren F. Kruger
     President/CEO
     Corporate Office
     1613 East 15th Street
     Tulsa, Oklahoma  74120
     (918) 583-7441
     (918) 583-7442 (FAX)
     http://www.greystonelogistics.com